Exhibit (D)(3)

                                  FUNDTECH LTD.

                             1997 STOCK OPTION PLAN

                                       FOR

                              FUNDTECH CORPORATION

1.    Definitions.

     As used herein, the following words and phrases shall have the following meanings:

     (a) Board: The Board of Directors of the Corporation.

     (b) Code: The Internal Revenue Code of 1986, as amended.

     (c) Committee: The Fundtech Ltd. Stock Option Plan Committee, which shall be appointed by the Chairman of the Board and shall be composed of not fewer than two (2) members of the Board.

     (d) Common Stock: The ordinary shares, par value of N.I.S. .01 per share, of the Corporation.

     (e) Continuous Service: Continuous regular employment by Fundtech as an Employee. A leave of absence granted in accordance with the Fundtech's usual procedures that does not operate to interrupt continuous service for purposes of other benefits granted to such Optionee shall not be considered a termination of service nor an interruption of "Continuous Service" hereunder, and an Optionee who is granted such a leave of absence shall be considered to be providing uninterrupted service during the period of such leave.

     (f) Corporation: Fundtech Ltd., an Israeli company having its principal place of business at 2 Habonim Street, Ramat-Gan, Israel.

     (g) Employee: Any regular, salaried employee of Fundtech.


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     (h) Exercise Event: (i) the consummation by the Corporation of the initial public offering of its voting capital stock; (ii) a merger or consolidation of the Corporation with or into another corporation which is not an affiliate of the Corporation, or a recapitalization or reorganization of the Corporation and, immediately upon the consummation of such merger, consolidation, reorganization or recapitalization, the persons who were the shareholders of the Corporation, immediately prior to such merger, consolidation, reorganization or recapitalization do not immediately thereafter own more than ninety percent (90%) of the total voting power of the merged, consolidated, reorganized or recapitalized company's voting Securities entitled to vote generally in the election of directors; (iii) the sale of all or substantially all of the assets of the Corporation, to another person or entity which is not an affiliate of the Corporation; (iv) the acquisition by any person or entity of ownership of either one hundred percent (100%) or more of the then outstanding shares of the Corporation's Common Stock or one hundred percent (100%) of the combined voting power of the Corporation's then outstanding voting Securities entitled to vote generally in the election of directors; or (v) the occurrence of the third-year anniversary of the date of the grant of the Option to the Optionee. For purposes of this definition an "affiliate" is any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Corporation, and "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting Securities, by contract or otherwise.

     (i) Fundtech: Fundtech Corporation, a Delaware corporation and wholly-owned subsidiary of the Corporation.



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     (j) Incentive Stock Option: A stock option intended to satisfy the requirements of Section 422 of the Code. The Corporation makes no warranty as to the qualification of any Option granted hereunder as an Incentive Stock Option.

     (k) Key Employee: An Employee who is determined, in the discretion of the Committee, to have contributed to the operations of Fundtech.

     (l) Non-Qualified Stock Option: A stock option not intended to qualify as an Incentive Stock Option.

     (m) Option: The right and privilege granted pursuant to this Plan to acquire Common Stock pursuant to the terms of an Option Agreement.

     (n) Option Agreement: The agreement by which the Corporation grants an Option to an Employee and which identifies the specific terms and conditions of such Option.

     (o) Optionee: An Employee of Fundtech holding an Option granted pursuant to the Plan.

     (p) Totally and Permanently Disabled: If the Optionee is unable to engage in substantial gainful activity in such Optionee's then current position in respect of Fundtech by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. The Optionee who considers himself Totally and Permanently Disabled within the above definition shall submit a physician's certificate to that effect. The Corporation may designate a physician to examine such Optionee and if the two physicians disagree, such physicians shall select a third physician, whose determination shall be conclusive. The third physician shall examine such Optionee and certify to the Corporation the results of the examination as to whether such Optionee is Totally and Permanently Disabled within the above definition. Notwithstanding the foregoing, such disability

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shall be deemed to exist if such Optionee incurs the total and irrecoverable loss of (i) sight of both eyes, (ii) use of both hands, (iii) use of both feet,
(iv) use of one hand and one foot, (v) speech or (vi) hearing in both ears.

     (q) Plan: "The Fundtech Ltd. 1997 Stock Option Plan for Fundtech Corporation", as herein set forth.

     (r) 10% Shareholder: Any person who immediately after the grant of an Option to such person owns, within the meaning of Section 422(b)(6) of the Code, shares of stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation. In determining stock ownership, the rules of Section 424(d) or any successor rule of the Code (relating to attribution of stock ownership) shall be applied and the Committee may rely upon representation of fact made to it by the shareholder.

     (s) Securities: (i) All shares of voting capital stock of the Corporation which are issued and outstanding and (ii) all shares of voting capital stock of the Corporation which are issuable upon the conversion, exercise or exchange of any outstanding convertible security, warrant, option or other security of the Corporation.

     The plural of any of the foregoing definitions shall be used herein as the context may require.

2.    Objective of the Plan.

     This Plan is intended to further the policy of the Corporation to encourage ownership of Common Stock by Key Employees and to provide incentives for such persons to put forth maximum effort for the successful operations of Fundtech and the Corporation. By extending to such persons the opportunity to acquire a proprietary interest in the Corporation and, thereby, to participate in its success, the Plan is expected to benefit the Corporation and its



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shareholders by enabling the  Corporation to attract and retain,  for Fundtech's benefit, highly qualified persons and by rewarding Key Employees for their contribution toward increasing the value of the Corporation's capital stock.

3.    Stock Reserved for the Plan.

     One Hundred and Fifty Thousand (150,000) shares of authorized but unissued Common Stock are reserved for issuance upon the exercise of Options. So long as Options are outstanding, the Corporation will at all times keep available the number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.

     In lieu of unissued shares, the Corporation, in its discretion, may transfer, upon the exercise of Options, reacquired shares or shares bought in the market for the purposes of the Plan; provided, however, that (subject to the provisions of Section 14 hereof) the total number of shares which may be issued upon exercise of Options shall not exceed One Hundred and Fifty Thousand, (150,000) shares of Common Stock.

     If any Options shall terminate for any reason or expire without having been exercised in full, the shares of Common Stock not purchased under such Options shall again be available for the purposes of the Plan.

4.    Administration of the Plan.

     The Committee shall administer the Plan. Subject to the provisions of the Plan, the Committee shall have plenary authority in its discretion: (a) to grant Options, which Options shall be conditioned on the execution of an Option Agreement substantially in the form of Exhibit A attached hereto (in the case of a Non-Qualified Stock Option) or Exhibit B attached hereto (in the case of an Incentive Stock Option), with such modifications as the Committee may deem appropriate or desirable, within the terms of the Plan and the requirements of law; (b) to



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determine the purchase price of the Common Stock covered by each Option, the persons to whom, and the time or times at which Options shall be granted, whether such Options shall be Incentive Stock Options, Non-Qualified Stock Options, or both, and the number of shares of Common Stock to be covered by each such Option; (c) to determine the vesting of Options, which vesting may differ among Optionees; (d) to interpret the Plan; (e) to prescribe, amend and rescind rules and regulations relating to the Plan; (f) to determine the terms of Option Agreements (which may differ among Option Agreements) executed and delivered under the Plan, including, but not limited to, such terms and provisions as the Committee may prescribe relating to the agreement by persons to whom an Option has been granted to serve in their respective capacity for a specified time before the Option becomes exercisable in whole or in part, or to the agreement by such persons not to compete with the Corporation, in addition to such terms and conditions as shall be required in the judgment of the Committee to conform to any change in law or regulation applicable thereto; (g) with the consent of the respective Optionee, to modify or amend any Option Agreement; (h) to execute on behalf of the Corporation any instrument required to effectuate the grant of an Option; (i) to accelerate the exercise date of any Option; (j) to ensure satisfaction of any withholding tax obligation which may be imposed with respect to the grant or exercise of any Option or with respect to the disposition of shares of Common Stock acquired pursuant to the exercise of such Option; and (k) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee's determination on the foregoing matters shall be conclusive.

     No member of the Committee shall vote or otherwise participate in any Committee action which directly relates to the grant or exercise of Options to or by such member.

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5.    Eligibility; Factors to be Considered in Granting Options.

     A Non-Qualified Stock Option may be granted to any person who, at the time the Option is granted, is a Key Employee. An Incentive Stock Option may only be granted to any Key Employee who is an "employee," as such term is used in
Section 422 of the Code, of Fundtech. No Incentive Stock Option may be granted hereunder to a 10% Shareholder unless (i) the Option price is at least 110% of the fair market value of such stock on the date of grant and (ii) the Option may not be exercised more than five (5) years after the date of grant.

     In determining the Optionees to whom Options shall be granted, the terms of the Option Agreement, the number of shares to be covered by each Option and whether such Option shall be granted as an Incentive Stock Option or a Non-Qualified Stock Option, the Committee shall take into account the respective duties of such Optionees, their respective present and potential contributions to the success of Fundtech and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

     Subject to the provisions of Section 6 hereof, an Optionee who has been granted an Option may be granted and hold an additional Option or Options if the Committee shall so determine.

6.    Maximum Allotment of Options.

     Except as otherwise provided under the Code, the aggregate fair market value (determined as of the date of the grant of the Option) of the shares of Common Stock with respect to which Incentive Stock Options granted to any person under the Plan and under all other incentive stock option plans of the Corporation, any parent of the Corporation or any subsidiary thereof are first exercisable by such individual during any calendar year shall not exceed $100,000. To the extent that such fair market value exceeds $100,000, such Options shall



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be treated as Non-Qualified Stock Options. The foregoing limitation shall not apply to Non-Qualified Stock Options granted hereunder. The term "parent" shall mean a parent corporation as defined in Section 424(e) of the Code.

7.    Option Prices.

     The purchase price for the shares of Common Stock covered by each Option shall be determined by the Committee, but shall not be less than 100%, in the case of an Incentive Stock Option, or 110%, in the case of an Incentive Stock Option granted to a 10% Shareholder, of the fair market value of the Common Stock on the date of the grant of the Option. Notwithstanding any other provision contained in the Plan, the fair market value of the Common Stock shall be determined by the Committee in such manner as it deems appropriate. In the event the Common Stock is listed on a national securities exchange or regularly traded in the over-the-counter market on the date of the grant of the Option, the fair market value shall be the mean of the highest and lowest prices at which such Common Stock is traded on the applicable listing of stock exchange transactions; or, if there is no such sale of the Common Stock so reported on the date of the grant of the Option, the simple average of the bid and asked prices of the Common Stock as reported on the date of the grant of the Option, or if no bid and asked prices are reported on such date, then on the first previous date for which such prices were reported.

8.    Term of Options.

     The term of each Option shall be for five (5) years from the date of the grant thereof, and shall be subject to earlier termination as hereinafter provided. To the extent that an Option is not exercised within the period of exercisability as specified in the Plan, it shall expire as to the unexercised portion of the Option and become null and void.



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9.    Vesting of Options.

     Except as the Committee may otherwise prescribe for any Option and as set forth in such Optionee's Option Agreement or as otherwise provided herein, each Option shall vest as to twelve and one-half percent (12.5%) of the number of shares covered by such Option for each six (6) months of Continuous Service after the date of the grant of the Option.

10.   Agreements to Serve.

     Each Optionee who is an Employee shall agree in the Option Agreement that such Optionee will, during his employment, devote that amount of time, energy and skill as required by any written employment agreement between such Optionee and Fundtech or, if there is no such written employment agreement, substantially his entire time, energy and skill, to the service of Fundtech and the promotion of the interests of Fundtech, subject to vacations, sick leave and other absences in accordance with the regular policies of the Fundtech. If an Optionee who is an Employee shall at any time not be an Employee, the Option shall immediately terminate without any notice or action on the part of the Corporation, subject to exercise as provided in Sections 12 and 13 hereof.

11.   Nontransferability of Options.

     An Option shall not be transferable whether by operation of law or otherwise other than by will or the laws of descent and distribution, and an Option shall be exercised, during the lifetime of the Optionee, only by such Optionee.

12.   Termination of Employment.

     In the event that the services of the Optionee shall at any time be terminated by Fundtech for "cause" (as defined below in this Section 12), all Options held by such Optionee shall terminate immediately upon such termination for cause.



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     In the event that the services of an Optionee shall at any time be terminated by Fundtech without cause, the Options held by such Optionee shall be exercisable in accordance with Section 17 hereof to the extent that such Optionee was entitled to do so at the date of termination of such Optionee's services to Fundtech at any time within sixty (60) calendar days after such termination, but in no event after the expiration of the term of the Option.

     In the event that the services of an Optionee are terminated by the Optionee, all Options held by such Optionee shall terminate immediately upon the effective date of the termination of such Optionee's services to the Corporation.

     Options granted under the Plan shall not be affected by any change of duties or position of the Optionee so long as the Optionee continues to be an Employee of Fundtech. Nothing in the Plan or in any Option Agreement shall confer upon any Employee the right to continue in the employ of Fundtech or interfere with the right of Fundtech to terminate such Optionee's employment at any time.

     For purposes of this Section 12, "cause" shall mean fraud, dishonesty, willful destruction of property of Fundtech, gross negligence in the performance of the services and duties required to be performed by the Optionee for Fundtech pursuant to any employment or consulting agreement or otherwise (not to include matters of judgment or the results of duties performed in good faith), each as determined in good faith by the Committee, upon consultation with the Board of Directors of Fundtech.

13.   Disability or Death of Optionee.

     If an Employee who is an Optionee becomes Totally and Permanently Disabled, the Options held by such Optionee may be exercised, in accordance with Section 17 hereof, to the extent that the Optionee was entitled to do so pursuant to
Section 9 hereof at the date of



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retirement of such Optionee due to such disability, at any time within one (1)
year after the date of retirement of such Optionee due to such disability, but in no event after the expiration of the term of the Option.

     If an Employee who is an Optionee dies while in the service of Fundtech, the Options held by such Optionee may be exercised, in accordance with Section 17 hereof, to the extent that the-Optionee was entitled to do so pursuant to
Section 9 hereof at the date of such Optionee's death, by his executor, administrator or other person at the time entitled by law to the Optionee's rights under such Options, at any time within such period, not exceeding one (1) year after his death, as shall be prescribed in the Option Agreement, but in no event after the expiration of the term of the Option.

14.   Adjustments upon Changes in Capitalization.

     In the event there is any change in the number of issued and outstanding shares of Common Stock (on a fully diluted basis) through the declaration of stock dividends, a recapitalization resulting in a stock split, a combination or exchange of shares, or otherwise, the Committee shall appropriately adjust the number or class of shares of Common Stock covered by any Option, as well as the price to be paid therefor; and, in the event of any such change in the outstanding Common Stock, the aggregate number and class of shares available under the Plan shall be appropriately adjusted. In the event of the proposed dissolution or liquidation of the Corporation, or in the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, in addition to any consequence of such event prescribed by the Plan, the Committee may (a) make provision for adjusting the number or class of shares covered by any Option, as well as the price to be paid therefor, or (b) declare that any Option shall terminate as of a date to be fixed



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by the Committee and give each Optionee the right to exercise his Option as to all or any part of these shares, including shares, in the Committee's discretion, as to which the Option would not otherwise be exercisable.

     No fractional shares of Common Stock shall be issuable on account of any action aforesaid, and the aggregate number of shares into which shares then covered by the Option are changed as a result of such action shall be reduced to the largest number of whole shares resulting from such action unless the Board, in its discretion, shall determine to issue scrip certificates in respect of any fractional shares, which scrip certificates, in such event, shall be in a form and have such terms and conditions as the Board, in its discretion, shall prescribe.

15.   Time of Granting Options.

     Nothing contained in the Plan or in any resolution to be adopted by the Board or the holders of Common Stock of the Corporation shall constitute the granting of any Option. An Option shall be deemed to have been granted on the date on which the name of the Optionee, the Option price per share of Common Stock and the other terms of the Option are determined by action of the Committee.

16.   Termination and Amendment of the Plan.

     Unless the Plan shall have been terminated as hereinafter provided, no Option shall be granted hereunder after the fifth (5th) anniversary date of the earlier of (a) the adoption of the Plan by the Board or (b) the approval of the Plan by the shareholders of the Corporation. The Board may at any time prior to such date terminate the Plan or make such modification or amendment of the Plan as it shall deem advisable; provided, however, that no amendment may be made without the approval of the shareholders of the Corporation, except as provided in Section 14 hereof, which would (i) increase the maximum number of shares for which Options



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may be granted under the Plan, or (ii) amend the requirements as to the class of persons eligible to receive Options. No termination, modification, or amendment of the Plan may, without the consent of the Optionee to whom an Option shall theretofore have been granted, adversely affect the rights and interests of such Optionee under such Option.

17.   Exercise of Options.
      -------------------

     (a) Effective immediately prior to the effective date of an Exercise Event, all Options which shall have vested at such time pursuant to Section 9 hereof shall become exercisable in accordance with the terms and conditions of the Plan. Except as otherwise set forth in this Section 17 and subject to the immediately following sentence, all Options which shall not have vested at such time pursuant to Section 9 hereof shall terminate without any notice or other action on the part of the Corporation. Upon the occurrence of the Exercise Event set forth in Section 1(h)(i) and (v) hereof, all Options which shall not have vested pursuant to Section 9 hereof immediately prior to the effective date of such Exercise Event shall not terminate as provided in the immediately preceding sentence of this Section 17(a) but shall continue to vest in accordance with the terms of Section 9 hereof.

     (b) Unless otherwise provided in the applicable Option Agreement, subject to Section 17(a) hereof, an Optionee may purchase all, or from time to time any part of, the amount of the shares under the Option that have vested pursuant to
Section 9 hereof; provided, however, that an Option shall not be exercised as to fewer than fifty (50) shares, or the remaining shares covered by the Option if fewer than fifty (50), at any one time.

     (c) An Option shall be deemed to be exercised when the Optionee (or the person entitled to exercise the Option under Section 13 hereof) shall have delivered to the Corporation, to the attention of its Secretary:



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         (i) written notice of such exercise on a form prescribed by the
Corporation for such exercise, which notice shall identify the Option Agreement, the number of shares as to which the Option is being exercised and the exercise price, and shall contain such representations or agreements as are required by the terms of the Plan or the Option Agreement; and

         (ii) payment as described herein or in the Option Agreement for the shares with respect to which the Option is exercised.

     (d) The purchase price of the shares as to which an Option shall be exercised shall be paid in full at the time of exercise in cash or currency of the United States of America or, if permitted by the Committee, by delivery of shares of Common Stock having a fair market value equal to such purchase price as of the time of exercise (determined as provided in Section 7 hereof). Except as provided in Sections 12 and 13 hereof, no Option may be exercised at any time unless the Optionee is then an Employee of Fundtech or a successor corporation after an Exercise Event.

     (e) Notwithstanding anything herein to the contrary, no Option may be exercised, and no shares shall be issued with respect to an Option, unless at the time of exercise either (i) (A) appropriate registration or qualification has been effected under applicable securities laws, and (B) the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law and the requirements of any stock exchange upon which the shares may then be listed, or (ii) the Committee shall have determined, based upon the advise of counsel, that an exemption from registration and qualification under applicable securities laws shall be available with respect to the issuance of



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shares subject to an Option, and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law.

     (f) In the event of an Exercise Event during the term of one or more Options, such Options shall become exercisable by the Optionee upon the terms and conditions of the Plan and the Option Agreement between the respective Optionee and the Corporation; provided, however, the Committee may, in its discretion, take one or more of the following actions in connection with an Exercise Event (other than the Exercise Event set forth in Section 1(h)(i) and
(v) hereof):

         (i) The Committee may permit the acquiror to assume the obligations of the Corporation under the Plan and provide for the substitution of options to purchase securities of the acquiror having a value substantially equivalent to or greater than the Common Stock and on terms substantially the same as or better than those granted under the Plan, all as determined by the Committee, whereupon all outstanding Options and all future Options granted under the Plan shall thenceforth become options to purchase such securities of the acquiror on such terms and in accordance with the Plan;

         (ii) The Committee may declare that any or all Options shall terminate as of a date to be fixed by the Committee and give the respective Optionees the right to exercise such Option or Options prior to such date as to all or any part of the shares covered thereby including, in the Committee's discretion, shares as to which any such Option or Options would not otherwise be exercisable;

         (iii) The Committee may declare that any or all Options shall terminate as of a date to be fixed by the Committee and may require that the respective Optionees surrender all or a portion of their unexercised Options (other than those permitted to be exercised



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in accordance with Section 17(f)(ii)) for cancellation by the Corporation prior to such date and, upon such surrender, the Optionee shall receive (A) the cash, securities or other consideration he would have received had he been entitled to exercise, and had he exercised, such Option or Options immediately prior to such Exercise Event and had he disposed of his shares issuable upon such exercise in connection with such Exercise Event (subject to required deductions and withholdings), minus (B) an amount of cash or fair market value of securities or other such consideration equal to the exercise price of such Option or Options surrendered; and/or

         (iv) The Committee may declare that, upon the exercise of any or all Options after an Exercise Event in accordance with the provisions of the Plan, the respective Optionee shall be entitled to receive only the cash, securities or other consideration he would have been entitled to receive had he been entitled to exercise, and had he exercised, such Option immediately prior to such Exercise Event and had he disposed of his Option shares in connection with such Exercise Event.

18.   Government Regulations; Withholding.

     The Plan, the grant and exercise of Options and the obligations of the Corporation to sell and deliver shares of Common Stock upon the exercise of such Options shall be subject to all applicable laws, rules and regulations.

     The Corporation shall have the right to require the payment (through withholding from the Optionee's salary or otherwise as the Corporation shall deem in its sole, absolute and conclusive discretion to be in its best interests) of any United States federal, state or local, or foreign, taxes which it believes are or may be required to be withheld from any award or transfer of shares of Common Stock hereunder (including a transfer of shares of Common Stock upon the exercise of an Option).



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19.   Shareholder Approval.

            The Plan shall become effective upon its adoption by the Board; subject, however, to approval by the shareholders of the Corporation as required by Section 422(b)(1) of the Code. The exercise of any Option granted prior to such shareholder approval shall be conditioned on such shareholder approval.

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